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                                EXHIBIT 11

                       BIOGEN, INC. and SUBSIDIARIES
                     Computation of Earnings Per Share
                                (unaudited)
                 (in thousands, except per share amounts)


                                           Three Months         Six Months
                                          Ended June 30,      Ended June 30,
                                         1997       1996     1997       1996
Primary earnings per share

Weighted average number of
  shares outstanding. . . . . . . . .  73,887      71,416   73,578    71,308

Shares deemed outstanding from
  the assumed exercise of stock
  options and warrants. . . . . . . .   2,361        --      2,968       --
                                      -------     -------   ------    ------
  Total . . . . . . . . . . . . . . .  76,248      71,416   76,546    71,308
                                       ======     =======   ======    ======

Net income. . . . . . . . . . . . . . $19,948    $(9,093)  $36,958  $(12,751)
                                      =======    ========  =======  =========
Primary earnings per
  share of common stock . . . . . . . $  0.26    $ (0.13)  $  0.48  $(0.18)
                                      =======    ========  =======  =======

Fully diluted earnings per share (a)

Weighted average number of
  shares outstanding. . . . . . . . .  73,887    71,416    73,578    71,308

Shares deemed outstanding from
  the assumed exercise of stock
  options and warrants. . . . . . . .   2,416        --     2,996        --
                                       ------    ------    ------    ------
Total . . . . . . . . . . . . . . . .  76,303    71,416    76,574    71,308
                                       ======    ======    ======    ======

Net income  . . . . . . . . . . . . . $19,948  $ (9,093)  $36,958  $(12,751)
                                      =======   =======   =======  ========

Fully diluted earnings
  per share of common stock . . . . . $  0.26  $  (0.13)   $ 0.48    $(0.18)
                                      =======   ========   =======   =======


(a) This calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.